Exhibit 10.2

STATE STREET CORPORATION

SUPPLEMENTAL CASH INCENTIVE PLAN

Effective as of January 1, 2010

TABLE OF CONTENTS

ARTICLE I Name, Purpose and Definitions		1
1.1	Name and Effective Date.	1
1.2	Status of Plan	1
1.3	Definitions.	1
ARTICLE II Participation And Vesting		3
2.1	Eligibility to Participate	3
2.2	Vesting Date	3
2.3	Termination of Participation	3
ARTICLE III Awards and Distribution		3
3.1	Awards	3
3.2	Interest	3
3.3	Form of Payment	3
3.4	Timing of Payment	3
3.5	Treatment of Awards following Separation of Service	3
3.6	Forfeiture of Awards	4
3.7	Confidentiality, Non-Solicitation and/or Non-Competition	4
3.8	Special Rules	5
3.9	Rehire	5
3.10	Certain Tax Matters	5
3.11	Distribution of Taxable Amounts	5
ARTICLE IV Administration of Plan		6
4.1	Plan Administrator	6
4.2	Outside Services	6
4.3	Indemnification	6
ARTICLE V Amendment, Modification and Termination		6
5.1	Amendment; Termination	6
5.2	Modification of Plan Terms	7
5.3	Effect of Amendment or Termination	7
ARTICLE VI Miscellaneous Provisions		7
6.1	Source of Payments	7
6.2	No Warranties	7
6.3	Inalienability of Benefits	7
6.4	Reclassification of Employment Status	7
6.5	Expenses.	7
6.6	Enforceability	7
6.7	No Right of Employment	8
6.8	Headings	8
6.9	Construction	8

-i-

ARTICLE I

Name, Purpose and Definitions

1.1	Name and Effective Date. The Plan sets set forth the terms of the State Street Corporation Supplemental Cash Incentive Plan effective January 1, 2010. All benefits under the Plan shall be subject to the terms and conditions of this Plan document.

1.2	Status of Plan. The Plan is intended to be a bonus plan which is not subject to ERISA as defined below, and Awards under the Plan are intended to fall within the short term deferral exception to Code section 409A as set forth in Treasury Regulation Section 1.409.A-1(b)(4) to the extent applicable. If for any reason Code section 409A should at any time apply to any Awards made under this Plan, then the provisions of this Plan applicable to such Awards are intended to comply with the requirements applicable to a “nonqualified deferred compensation plan” under Code section 409A and the regulations thereunder and shall be interpreted and administered consistent with that intent.

1.3	Definitions. When used herein, the following words shall have the meanings indicated below.

(a)	“Award” means that portion of the cash bonus awarded to an Eligible Employee under the Company’s Incentive Compensation Plan, or any other cash award to an Eligible Employee, that the Committee or Plan Administrator determines, in its discretion, is to be paid in accordance with the terms of this Plan.

(b)	“Beneficiary” means the person or persons designated by the Participant in writing, subject to such rules as the Plan Administrator may prescribe, to receive benefits under the Plan in the event of the Participant’s death. In the absence of an effective designation at the time of the Participant’s death the Participant’s Beneficiary shall be his or her surviving Spouse or Domestic Partner as defined by the policies under which the Employer then operates, or, if the Participant has no surviving Spouse or Domestic Partner, then the Participant’s estate.

(c)	“Code” means the Internal Revenue Code of 1986, as amended, and its implementing regulations from time to time.

(d)	“Company” means the State Street Corporation, its subsidiaries and affiliates as determined by the Committee in its sole discretion.

(e)	“Committee” means the Executive Compensation Committee of the Board of Directors of State Street Corporation.

(f)	“Disabled” means, for any Participant, that the Participant, as determined in the sole discretion of the Plan Administrator:

is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 6 months under an accident and health plan covering employees of the Employer.

(g)	“Eligible Employee” means any employee of an Employer.

(h)	“Employer” means any or all, as the context requires, of State Street Corporation and any other entity (or branch) that would be treated as a member of the same controlled group of corporations, or as trades or business under common control, with State Street Corporation, under Code sections 414(b) and (c).

(i)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and its implementing regulations from time to time.

(j)	“Incentive Compensation Plan” means the annual incentive compensation plan under which an Eligible Employee receives a cash award, currently either the Incentive Compensation Plan or the Senior Executive Annual Incentive Plan.

(k)	“Participant” means an Eligible Employee who has an unpaid Award under the Plan.

(l)	“Plan” means this State Street Corporation Supplemental Cash Incentive Plan, as from time to time amended and in effect.

(m)	“Plan Administrator” means the Plan Administrator appointed pursuant to Section 4.1.

(n)	“Retirement” means an Eligible Employee who is age 55 or older with five (5) or more years of service as of his or her termination date from the Company. For this purpose, years of service shall be determined using Company records in a consistent manner by the Plan Administrator in its sole and exclusive discretion.

(o)	“Solicitation of Business” means the attempt through direct or indirect contact by a Participant or by any other person or entity with the Participant’s assistance with a client with whom he or she has had or with whom persons supervised by the Participant have had significant personal contact while employed by the Company and its Subsidiaries to induce such client to:

transfer its business from the Company and its Subsidiaries to any other person or entity;

cease or curtail its business with the Company and its Subsidiaries; or,

divert a business opportunity from the Company and its Subsidiaries to any other person or entity of the business with which the Participant was actively connected during his or her employment.

(p)	“Separation from Service” means a separation from service, within the meaning of Treas. Regs. §1.409A-1(h), with all Employers that would be treated as a single employer with State Street Corporation under the first sentence of Treas. Regs. §1.409A-1(h)(3).

(q)	“written” “in writing” and similar terms To the extent permitted by the Plan Administrator, the terms “written,” “in writing,” and terms of similar import shall include communications by electronic media.

ARTICLE II

Participation And Vesting

2.1	Eligibility to Participate. An Eligible Employee shall become a Participant when issued an Award payable under the terms of this Plan.

2.2	Vesting Date.

(a)	Every Award issued to an Eligible Employee that is payable under this Plan shall vest as determined by the Committee or the Plan Administrator in writing at the time of the issuance of the Award.

(b)	For the avoidance of doubt, the Committee shall determine the vesting period and criteria for all awards that are part of the Incentive Compensation Plan.

2.3	Termination of Participation. Participation in the Plan shall end when all Awards issued to a Participant are either distributed or forfeited consistent with the terms of this Plan.

ARTICLE III

Awards and Distribution

3.1	Awards. Awards shall be issued to Eligible Employees as determined by the Committee or the Plan Administrator in its sole and complete discretion.

3.2	Interest.

(a)	The terms of the Award shall include any interest that will be credited to the Award and the manner in which it will be determined and calculated.

(b)	When an installment is made interest will only be paid on the amount of the installment, consistent with the interest rate or formula applied to the Award.

(c)	For the avoidance of doubt, the Committee shall determine the interest credit for all Awards that are part of the Incentive Compensation Plan.

3.3	Form of Payment. All payments under this Plan will be made in cash out of the Company’s general corporate assets.

3.4	Timing of Payment. Each payment under an Award shall be made to the Participant as soon as administratively feasible following the vesting of such payment.

3.5	Treatment of Awards following Separation of Service. Following Separation from Service:

(a)	A Participant shall continue to vest in any outstanding Award consistent with the vesting schedule set forth in the Statement if such Participant is:

Retirement eligible; or

Is involuntarily terminated for reasons other than gross misconduct as determined by the Plan Administrator in its sole and complete discretion as set forth in Section 3.6 below.

(b)	A Participant shall continue to vest consistent with Section 3.8 below if such Participant either dies or terminates after becoming Disabled.

(c)	Vesting post-separation, where applicable, shall continue in accordance with the vesting schedule determined in Section 2.2 of this Plan.

(d)	Distribution of the Award will be made in accordance with the distribution terms of this Plan.

3.6	Forfeiture of Awards. A Participant shall forfeit all Awards and all amounts due under any Awards subject to the terms of this Plan if:

(a)	He or she has a Separation from Service which meets the terms of 3.5 but and fails to comply with the terms of the Confidentiality, Non-Solicitation and/or Non-Competition provisions set forth in 3.7 below;

(b)	He or she has a Separation from Service on a voluntary basis and is not Retirement eligible; or

(c)	Has a Separation from Service by the Employer and such Separation from Service is classified as being for gross misconduct as determined by the Employer in its sole and complete discretion (even if the Participant is Retirement eligible at the time of such Separation from Service for gross misconduct).

3.7	Confidentiality, Non-Solicitation and/or Non-Competition. To the extent that a Participant’s Award continues to vest consistent with 3.5, the rights to receive continue vesting shall be subject to the following conditions. A Participant shall forfeit all Awards and all amounts due under any Awards subject to the terms of this Plan if he or she shall, without the prior written consent of the Company:

(a)	solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Company and its Subsidiaries) the employment of, hire or employ, recruit, or in any way assist another in soliciting or recruiting the employment of , or otherwise induce the termination of the employment of, any person who within the previous 12 months from receipt of the last payment was an officer or principal of the Company or any of its Subsidiaries;

(b)	engage in the Solicitation of Business (as defined above) from any client on behalf of any person or entity other than the Company and its Subsidiaries; or

(c)	violate any of the terms set forth in the Standard of Conduct, Conflict of Interest and Confidentiality Agreements.

Any determination of a violation of this section shall be by the Plan Administrator and shall be conclusive and binding on all persons.

3.8	Special Rules.

(a)	Payments on account of Disability. If the Participant is determined to be Disabled, the Award shall become vested in full and the balance of a Participant’s Award, if any, shall be distributed in a single lump sum cash payment to the Participant or the Participant’s Beneficiary or Beneficiaries as soon as practical on which the Participant becomes Disabled.

(b)	Payment upon death. Following a Participant’s death, the Award shall become vested in full and the balance of a Participant’s Award, if any, shall be distributed in a single lump sum cash payment to the Participant’s Beneficiary or Beneficiaries as soon as practical following receipt of verification of the date of the Participant’s death.

(c)	International Awards. Notwithstanding anything in this Plan to the contrary, the Employer in its sole and complete discretion shall implement such further restrictions on awards made to Eligible Employees working outside the United States as it may deem reasonable and prudent. Such additional restrictions shall be included in the applicable Eligible Employee’s summary of the plan terms and shall be given full force and effect.

3.9	Rehire. No Award that was forfeited shall be reinstated in the event a Participant who has a Separation from Service is subsequently rehired.

3.10	Certain Tax Matters. As determined by the Plan Administrator in its sole and exclusive discretion, the amount of the Award (including credited interest) that vests may be reduced (and that amount distributed to the Employer) at the time of such vesting or thereafter up to the time of payment, by required tax or similar withholdings in a manner consistent with the provisions of Code Section 409A. The distribution of any vested portion of an Award subject to Section 409A of the Code will not be accelerated or deferred unless specifically permitted or required under Section 409A of the Code. Solely to the extent that a distribution in connection with an Award subject to Section 409A of the Code is otherwise provided for under the terms of this Plan or any Award as a result of a “Separation from Service” as defined under Section 409A of the Code and the Participant is a “specified employee” as defined under Section 409A, any distribution due before six months and one day after such “Separation from Service” shall be delayed until the date that is six months and one day after such “Separation from Service”. In any event, State Street Corporation makes no representations or warranty and will have no liability to any Participant or any other person, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

3.11	Distribution of Taxable Amounts. Notwithstanding the foregoing, if any portion of a Participant’s Award is determined by the Plan Administrator to be includible, by reason of Section 409A of the Code, in a Participant’s or Beneficiary’s income, such portion shall be paid by the Employer (or by the Employers, on an allocated basis determined by the Plan Administrator) to such Participant or Beneficiary.

ARTICLE IV

Administration of Plan

4.1	Plan Administrator. Except as the Committee may otherwise determine, the Plan Administrator shall be the Executive Vice President-Global Human Resources as from time to time in office, and his or her delegates, and the Senior Vice President of Global Human Resources Compensation and Benefits-. The Plan Administrator shall have complete discretionary authority to interpret the Plan and to decide all matters under the Plan, including decisions regarding any claim for benefits under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. However, no individual acting, directly or by delegation, as the Plan Administrator may determine his or her own rights or entitlements under the Plan. The Plan Administrator shall establish such rules and procedures, maintain such records and prepare such reports as it considers to be necessary or appropriate to carry out the purposes of the Plan.

4.2	Outside Services. The Plan Administrator may engage counsel and such clerical, financial, investment, accounting, and other specialized services as the Plan Administrator may deem necessary or appropriate in the administration of the Plan. The Plan Administrator shall be entitled to rely upon any opinions, reports, or other advice furnished by counsel or other specialists engaged for that purpose and, in so relying, shall be fully protected in any action, determination, or omission made in good faith.

4.3	Indemnification. To the extent permitted by law and not prohibited by its charter and by-laws, State Street Corporation will indemnify and hold harmless every person serving (directly or by delegation) as Plan Administrator and the estate of such an individual if he or she is deceased from and against all claims, loss, damages, liability and reasonable costs and expenses incurred in carrying out his or her responsibilities as Plan Administrator, unless due to the gross negligence, bad faith or willful misconduct of such individual; provided, that counsel fees and amounts paid in settlement must be approved by State Street Corporation; and further provided, that this Section 4.3 will not apply to any claims, loss, damages, liability or costs and expenses which are covered by a liability insurance policy maintained by State Street Corporation or by the individual. The provisions of the preceding sentence shall not apply to any corporate trustee, insurance company, investment manager or outside service provider (or to any employee of any of the foregoing) unless the Company otherwise specifies in writing.

ARTICLE V

Amendment, Modification and Termination

5.1

Amendment; Termination. By action of the Committee or its delegate, the Company reserves the absolute right at any time and from time to time to amend any or all provisions of the Plan, and to terminate the Plan at any time. In addition, the Plan

Administrator shall have the right at any time and from time to time to make amendments to the Plan (in general or with respect to one or more individual Participants or Beneficiaries) that do not materially increase the financial obligations of the Company.

5.2	Modification of Plan Terms. For application of the issuance of Awards outside of the United States, this Plan may be amended in the sole discretion of an Employer (with respect to an Eligible Employee of the Employer), the Plan Administrator or Committee to ensure compliance with local laws and administrative issues.

5.3	Effect of Amendment or Termination. No action under Section 5.1 shall operate to reduce the balance of a Participant’s Award compared to such balance immediately prior to the effectiveness of such action, other than through a distribution upon a termination and liquidation of the Plan in accordance with the requirements of Treas. Regs. §1.409A-3(j)(4)(ix)).

ARTICLE VI

Miscellaneous Provisions

6.1	Source of Payments. All payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Employer, including for this purpose, if the Employer in its sole discretion so determines, assets of one or more trusts established to assist in the payment of benefits hereunder.

6.2	No Warranties. Neither the Plan Administrator nor any Employer warrants or represents in any way that the value of a Participant’s Award will increase or not decrease other than the interest that is applied.

6.3	Inalienability of Benefits. Except as required by law, no benefit under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void.

6.4	Reclassification of Employment Status. Notwithstanding anything herein to the contrary, an individual who is not characterized or treated as a common law employee by an Employer shall not be eligible to participate in the Plan notwithstanding any determination of employee status by the Internal Revenue Service, a court of competent jurisdiction or otherwise.

6.5	Expenses. The Employer shall pay all costs and expenses incurred in operating and administering the Plan.

6.6	Enforceability. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, this does not affect the validity of the remaining provisions.

6.7	No Right of Employment. Nothing contained herein, or any action taken under the provisions hereof, shall be construed as giving any Participant the right to be retained in the employ of an Employer.

6.8	Headings. The headings of the sections in the Plan are placed herein for convenience of reference, and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

6.9	Construction. The Plan shall be construed, regulated, and administered in accordance with the laws of the Commonwealth of Massachusetts and applicable federal laws.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly respective duly authorized officer on the 4th day of March, 2010.

STATE STREET CORPORATION

By: /s/ David O’Leary

       Executive Vice President

FIRST AMENDMENT

TO THE STATE STREET CORPORATION

SUPPLEMENTAL CASH INCENTIVE PLAN

(Effective January 1, 2010)

Pursuant to Section 5.1 of the State Street Corporation Supplemental Cash Incentive Plan (the “Plan”), State Street Corporation, acting through the undersigned, its authorized delegate, hereby amends the Plan as follows, effective January 1, 2010:

1.	Section 1.2 of the Plan is amended to read as follows:

“The Plan is intended to be a bonus plan which is not subject to ERISA. The provisions of the Plan are intended to comply with the requirements applicable to a “nonqualified deferred compensation plan” under Code section 409A and the regulations thereunder and shall be interpreted and administered consistent with that intent.”

2.	Section 1.3(n) of the Plan is amended so that the first sentence thereof reads as follows:

““Retirement Eligible” means that an Eligible Employee is age 55 or older and has five (5) or more years of service.”

3.	Section 1.3(q) of the Plan is re-designated Section 1.3(r), and a new Section 1.3(q) is added to the Plan reading as follows:

““Vest,” “vesting,” and terms of similar import refer to the Participant’s right to payment under an Award becoming non-forfeitable.”

4.	Section 3.5(a) of the Plan is amended to delete the word “is” preceding the colon and to clarify subsection (i) to read as follows: “is Retirement Eligible at the time of the Separation from Service; or”.

5.	Section 3.8 of the Plan is amended so to delete the phrase “as soon as practical on which” in subsection (a) and insert in lieu thereof the phrase “as soon as practical following the date on which,” and to delete the words “receipt of verification of” in subsection (b).

6.	Section 3.10 of the Plan is amended so that the first sentence thereof reads as follows:

“As determined by the Plan Administrator in its sole and exclusive discretion, the amount of any Award (including credited interest) that is not subject to a substantial risk of forfeiture may be reduced (and that amount distributed to the Employer) at the earliest time the Award is not subject to a substantial risk of forfeiture or thereafter up to the time of payment, by the amount of any required withholdings in a manner consistent with the provisions of Code Section 409A.”

[remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 14th day of December, 2010.

STATE STREET CORPORATION

By: /s/ Alison Quirk

       Executive Vice President

SECOND AMENDMENT

TO THE STATE STREET CORPORATION

SUPPLEMENTAL CASH INCENTIVE PLAN

(Effective February 22, 2011)

Pursuant to Section 5.1 of the State Street Corporation Supplemental Cash Incentive Plan (the “Plan”), State Street Corporation, acting through the undersigned, its authorized delegate, hereby amends the Plan as follows, effective February 22, 2011:

Section 3.8 of the Plan is amended to add a new paragraph (c) (and the existing paragraph (c) is re-lettered as (d)), which reads as follows:

“(c) Payment upon a change in control of State Street Corporation. Upon the occurrence of a “change in control event” of State Street Corporation, as defined under Section 409A of the Code and Treasury Regulations 1.409A-3(i)(5), any Award awarded on or after February 22, 2011 shall become vested in full, and the balance of the Award, if any, shall be distributed in a single lump sum payment to the Participant as soon as practical following the date of such change in control event.”

[remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 28th day of April, 2011.

STATE STREET CORPORATION

By: /s/ Alison Quirk

       Executive Vice President